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                                                                  Exhibit (c)(3)




                                   CALMAT CO.
                             3200 San Fernando Road
                          Los Angeles, California 90065





Vulcan Materials Company
One Metroplex Drive
Birmingham, Alabama



          September 24, 1998


Dear Sirs:

                  In connection with our mutual consideration of a possible business combination transaction (a "Transaction") involving Vulcan Materials Company ("Vulcan") and CalMat Co. ("CalMat"), you have requested certain information with respect to CalMat and we have requested certain information with respect to Vulcan. As a condition to each party furnishing information to the other, each party agrees (i) to treat confidentially, and to not disclose to any person (other than disclosures expressly permitted by the terms hereof or to which the disclosing party shall have consented in writing), such information and any other non-public information that is furnished by or on behalf of the disclosing party or its directors, officers, employees, agents, advisors, or representatives or those of its agents or advisors (all the foregoing collectively referred to as "Representatives") to the receiving party or its Representatives, whether furnished before or after the date of this letter agreement ("this Agreement"), and all notes, analyses, compilations, studies or other documents or material, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material"), and (ii) to not use any of the Evaluation Material for any purpose other than evaluating a possible Transaction. With respect to any information disclosed in connection with a possible Transaction or otherwise pursuant to this Agreement, the party who has disclosed such information or on whose behalf such information has been disclosed is referred to herein as the "disclosing party" and the other party is referred to herein as the "receiving party".

                  The term "Evaluation Material" does not include information that (a) becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, (b) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the disclosing party or its Representatives, or (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not, to the receiving party's knowledge (after due inquiry), bound by a confidentiality agreement with the disclosing party or any of its Representatives.

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                  It is understood that the receiving party may disclose any of the Evaluation Material to those of its Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by the receiving party of the confidential nature of the Evaluation Material). The receiving party agrees that the Evaluation Material will be kept confidential by its Representatives and that its Representatives will not disclose to any person (other than disclosures expressly permitted by the terms hereof or to which the disclosing party shall have consented in writing) any of the Evaluation Material. The receiving party further agrees that its Representatives will not use any of the Evaluation Material for any purpose other than evaluating a possible Transaction on its behalf.

                  Without the prior written consent of the disclosing party, the receiving party will not, and will cause its Representatives to not, disclose (other than disclosures expressly permitted by the terms hereof or to which the disclosing party shall have consented in writing) to any person (a) the fact that the Evaluation Material has been made available to the receiving party or any of its Representatives or that the receiving party or any of its Representatives has inspected any portion of the Evaluation Material, (b) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (c) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership, organization, bank or individual.

                  In the event that either party or any of its Representatives is requested or required by a governmental authority or in connection with a legal proceeding or pursuant to legal process to disclose any of the Evaluation Material with respect to which such party is the receiving party or any other matter referred to in the immediately preceding paragraph, it is agreed that such party or Representative, as the case may be, will provide the other party with prompt notice of each such request or requirement so that such other party may seek promptly an appropriate protective order or other appropriate remedy and/or waive compliance by such party or Representative subject to such request or requirement with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained promptly, such party or Representative subject to such request or requirement may furnish that portion (and only that portion) of the Evaluation Material or other information with respect to such matter which, in the written opinion of its counsel, it is legally compelled to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material or other information so furnished.

                  Each party agrees that, prior to the second anniversary of the date of this Agreement, it and its affiliates will not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities representing 5% or more of the outstanding shares of any class of securities or any material assets of the other party or any of its subsidiaries, except at the unsolicited specific written request of the other party, (b) propose to enter into, directly or indirectly, any merger or other business combination or similar transaction involving the other party or any of its subsidiaries, except at the unsolicited specific written request of the other party, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any


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securities of the other party or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any securities of the other party or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party, (f) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than bona fide financial advisors who are not equity participants) regarding a Transaction or any other possible purchase or sale of any securities representing 5% or more of the outstanding shares of any class of securities or significant assets of the other party or any of its subsidiaries,
(g) disclose any intention, plan or arrangement inconsistent with the foregoing or (h) advise, assist or encourage any other persons in connection with any of the foregoing; provided, however, that the foregoing restrictions shall not prevent either party from (1) submitting a confidential non-public proposal addressed to the Board of Directors of the other party to engage in any transaction of the type enumerated above; provided, that, such proposal is submitted through the other party's Chief Executive Officer and there is no direct communication with any of such party's Board of Directors or (2) making a public proposal to engage in a merger or other business combination or similar transaction with the other party if such other party signs a letter of intent or definitive agreement with a third party to engage in such a transaction. Each party also agrees during such period not to (i) request the other party or its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or (ii) take any action which might require such other party to make a public announcement regarding the possibility of a Transaction.

                  The receiving party will promptly upon the written request of the disclosing party deliver to the disclosing party all documents or other matter furnished to the receiving party or its Representatives by or on behalf of the disclosing party or its Representatives constituting or containing Evaluation Material, together with all copies thereof in the possession of the receiving party or its Representatives. In the event of such request, the receiving party will promptly destroy all other documents or other matter constituting or containing Evaluation Material in the possession of the receiving party or its Representatives, with any such destruction promptly confirmed by the receiving party in writing to the disclosing party.

                  Although the receiving party understands that the disclosing party has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of its investigation, the receiving party further understand that neither the disclosing party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The receiving party agrees that neither the disclosing party nor its Representatives shall have any liability to the receiving party or any of its Representatives resulting from the use of the Evaluation Material by the receiving party or such Representatives. Only those representations and warranties that may be made by either party or any of its affiliates in a definitive written agreement regarding a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and each party agrees that any determination to engage in a Transaction will be based solely on the terms of such written agreement and on its own investigation, analysis and assessment of Vulcan, in the case of CalMat, and CalMat, in the case of Vulcan. Moreover, unless and until such a definitive written agreement is entered into, neither party will be under any legal


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obligation of any kind whatsoever with respect to a Transaction except for the matters specifically agreed to in this Agreement.

                  Each party hereby agrees to indemnify and hold harmless the other party from any damage, loss, cost or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by such party or its Representatives of the Evaluation Material with respect to which such party is the receiving party or any other breach of such party's obligations hereunder. Each party hereby acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party irreparable harm. Accordingly, each party agrees that in the event of any breach or threatened breach of this Agreement by such party, the other party, in addition to other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

                  The terms of this Agreement may be amended, modified or waived only by a separate writing signed by each party expressly so amending, modifying or waiving such terms. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each of the parties agrees and consents to personal jurisdiction and service and venue in any federal or state court within the State of Delaware having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of State of Delaware applicable to contracts made and to be fully performed in such State.



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                  If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to the subject matter hereof.



                                                     Very truly yours,

                                                     CALMAT CO.


                                                     By: /s/
                                                        ------------------------
                                                        Title:

Confirmed and agreed to as of
the date first above written:

VULCAN MATERIALS COMPANY


By: /s/
    ---------------------------
   Name:
   Title:

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